SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                December 29, 1999


                       ACCEPTANCE INSURANCE COMPANIES INC.
             (Exact name of registrant as specified in its charter)


       Delaware                  1-7461                   31-0742926
(State of Incorporation) (Commission File Number)(IRS Employer Identification
                                                            Number)


      222 S. 15th Street, Suite 600 North
              Omaha, Nebraska                                  68102
   (Address of principal executive offices)                  (Zip Code)


                                 (402) 344-8800
              (Registrant's telephone number, including area code)


                                 Not applicable
          (Former name or former address, if changed since last report)

  Item 5.  Other Events.

          (a) The registrant issued the following press release on December 29, 1999:



For immediate release

 Acceptance Insurance Companies Inc. Announces Revised Credit Agreement and
                              Capital Reallocation

         (Omaha, NE, December 29, 1999) Acceptance Insurance Companies Inc. (NYSE:AIF) today announced that it has entered into a revised credit agreement with Comerica Bank as the new agent bank and U.S. Bank and First National Bank of Omaha as participating banks. The Company said lenders under the new credit facility have provided a $31.4 million Letter of Credit, on a fully collateralized basis, to secure certain commitments which may arise in future years under one of the Company's crop reinsurance contracts. Company payments of reinsurance premiums for additional coverage in future years will reduce its commitments and the required Letter of Credit; the applicable reinsurance agreement also can be commuted on an annual basis.

         In addition, the Company announced the Nebraska Department of Insurance approved repayment of a $20 million surplus note due from one of its insurance company subsidiaries and an investment of $20 million in American Growers Insurance Company, the Company's primary crop insurance company, by one of the Company's property and casualty insurance subsidiaries.

         Acceptance also said the recently formed special committee of its Board of Directors determined there is not an immediate need to obtain the $20 to $40 million of additional capital offered by McCarthy Group and Directors representing another major shareholder, but recommended the Board of Directors continue to review the capital requirements of the business as it is restructured.

         Michael R. McCarthy, Chairman of the Company, stated, "The revised credit agreement, surplus note payment and transfer of additional capital to our primary crop insurance company have provided for the short term needs of the Company. We are looking forward to continuing to build the profitable segments of our Company." McCarthy also said the Company has initiated an intensive financial and organizational review and added, "We expect this review to provide the foundation for building a balanced specialty property and casualty insurance business generating income from crop operations, other property and casualty insurance operations and from the Company's investment portfolio."

         The Company said it is formalizing and implementing the previously announced agreement with Markel Insurance Company related to property and casualty business produced and serviced in its Scottsdale, Arizona office.

         Acceptance Insurance is a specialized insurance company providing crop, property and casualty insurance products throughout the United States. American Agrisurance, the Company's wholly owned crop insurance marketing subsidiary, is a widely recognized leader in the crop insurance industry.

         For additional information contact:

         John Martin                                          Mike Gottschalk
         President and Chief Executive Officer                Secretary
         402-344-8800                                         402-344-8800

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    ACCEPTANCE INSURANCE COMPANIES INC.


                                    By   /s/ J. Michael Gottschalk
                                    J. Michael Gottschalk, Chief Legal Officer,
                                    General Counsel and Secretary


                                    December 29, 1999